Exhibit 99.B(i)(9)

[DECHERT LLP LETTERHEAD]

February 20, 2009

ING Partners, Inc.

7337 East Doubletree Ranch Road

Scottsdale, AZ  85258-2034

Re:	Securities Act Registration No. 333-32575
Investment Company Act File No. 811-08319

Ladies and Gentlemen:

We have acted as counsel to ING Partners, Inc. (the “Company”), a Maryland corporation, and its series, the ING American Century Small-Mid Cap Value Portfolio, ING Baron Asset Portfolio, ING Baron Small Cap Growth Portfolio, ING Columbia Small Cap Value II Portfolio, ING JPMorgan Mid Cap Value Portfolio, ING Oppenheimer Global Portfolio, ING PIMCO Total Return Portfolio, ING T. Rowe Price Diversified Mid Cap Growth Portfolio, ING T. Rowe Price Growth Equity Portfolio, ING Templeton Foreign Equity Portfolio, and ING Van Kampen Equity and Income Portfolio (the “Portfolios”), in connection with the Post-Effective Amendment No. 41 to the Registration Statement of the Company (the “Registration Statement”) and have a general familiarity with the Company’s business operations, practices and procedures.  You have asked for our opinion regarding the issuance of shares of beneficial interest by the Company in connection with the registration of the Class S2 shares on behalf of the Portfolios.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Company and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Class S2 shares of beneficial interest of the Portfolios, registered under the Securities Act of 1933, as amended (“1933 Act”) in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about February 20, 2009, will be duly and validly issued, fully paid and non-assessable by the Company.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP